Exhibit 99.1

Longs Drug Stores Corporation Reports Second Quarter Results

WALNUT CREEK, California (August 20, 2008) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary income from continuing operations for the second quarter ended July 31, 2008 of $27.5 million, or $0.76 per diluted share, including $0.7 million of after-tax charges, or $0.02 per diluted share, related to provisions for store closures and asset impairments and legal reserves, a 6.8 percent increase compared with income from continuing operations for the second quarter ended July 26, 2007 of $25.7 million, or $0.67 per diluted share.

SECOND QUARTER

Income

Income from continuing operations for the second quarter ended July 31, 2008 was $27.5 million, or $0.76 per diluted share, a 6.8 percent increase compared with income from continuing operations for the second quarter ended July 26, 2007 of $25.7 million, or $0.67 per diluted share. Results for the quarter ended July 31, 2008 included $0.7 million of after-tax charges, or $0.02 per diluted share, related to provisions for store closures and asset impairments and legal reserves.

Revenues

Total revenues of $1.33 billion for the thirteen weeks ended July 31, 2008 were 4.6 percent higher than the $1.27 billion reported for the thirteen weeks ended July 26, 2007.

Retail drug store sales increased 0.5 percent to $1.20 billion for the thirteen weeks ended July 31, 2008. Same-store sales decreased 1.1 percent with pharmacy same-store sales decreasing 0.6 percent and front-end same-store sales decreasing 1.6 percent. Pharmacy sales were 51.6 percent of retail drug store sales during the period, compared with 51.3 percent a year ago.

Pharmacy benefit services revenues increased 66.3 percent to $131.3 million from $79.0 million in the comparable period last year. Prescription drug plan revenues were $110.9 million compared with $65.7 million last year and pharmacy benefit management revenues were $20.4 million compared with $13.3 million a year ago.

Retail Drug Store Gross Profit

Retail drug store gross profit for the second quarter ended July 31, 2008 was $320.2 million, or 26.7 percent of retail drug store sales, compared with $314.5 million, or 26.3 percent of retail drug store sales, last year. The increase in gross profit as a percent of sales was primarily due to higher generic utilization and improved inventory management, partially offset by changes in the sales mix reflecting increasing price sensitivity among consumers.

The LIFO charge for the second quarter ended July 31, 2008 was $4.0 million compared with $2.0 million in the second quarter last year.

Prescription Drug Plan Gross Profit

Prescription drug plan gross profit for the second quarter ended July 31, 2008 was $14.4 million, or 13.0 percent of prescription drug plan revenues, compared with $11.5 million, or 17.5 percent of prescription drug plan revenues, last year. As expected, the lower gross profit margin rate on increased revenues reflects the Company’s bids submitted for the 2008 plan year.

Operating and Administrative Expenses

Operating and administrative expenses for the second quarter ended July 31, 2008 were $307.4 million, or 23.1 percent of revenues, compared with $295.0 million, or 23.1 percent of revenues, last year. The flat rate compared with last year reflects increased leverage on higher pharmacy benefit services revenues, offset by increased new store activity and reduced leverage on retail drug store sales.

Operating Income

Consolidated operating income for the second quarter ended July 31, 2008 was $46.5 million, or 3.5 percent of revenues. Operating income for the second quarter last year was $44.3 million, or 3.5 percent of revenues.

Retail drug store operating income was $31.6 million, or 2.6 percent of retail drug store sales, compared with $33.4 million, or 2.8 percent of sales last year. Pharmacy benefit services operating income was $14.9 million, or 11.4 percent of pharmacy benefit services revenues, compared with $10.9 million, or 13.8 percent of pharmacy benefit services revenues last year.

FIRST SIX MONTHS

Income

Income from continuing operations for the 26 weeks ended July 31, 2008 was $50.6 million, or $1.40 per diluted share, compared with income from continuing operations for the 26 weeks ended July 26, 2007 of $41.8 million, or $1.09 per diluted share, including $5.8 million of after-tax charges related to the disposition of stores.

Revenues

Total revenues of $2.74 billion for the 26 weeks ended July 31, 2008 were 6.5 percent higher than the $2.57 billion reported for the 26 weeks ended July 26, 2007.

Retail drug store sales increased 1.7 percent to $2.42 billion from $2.38 billion in the comparable period last year. Same-store sales decreased 0.1 percent with pharmacy same-store sales flat with last year and front-end same-store sales decreasing 0.1 percent. Pharmacy sales were 52.0 percent of retail drug store sales during the period, compared with 51.8 percent a year ago.

Pharmacy benefit services revenues increased 66.8 percent to $318.6 million from $191.0 million in the comparable period last year. Prescription drug plan revenues were $278.0 million compared with $162.2 million last year and pharmacy benefit management revenues were $40.6 million compared with $28.7 million a year ago.

Retail Drug Store Gross Profit

Retail drug store gross profit for the 26 weeks ended July 31, 2008 was $645.4 million, or 26.7 percent of retail drug store sales, compared with $618.4 million, or 26.0 percent of retail drug store sales, last year. The increase in gross profit as a percent of sales was primarily due to higher generic utilization, increased self-distribution of front-end merchandise and improved inventory management, partially offset by changes in the sales mix reflecting increasing price sensitivity among consumers.

The LIFO charge for the 26 weeks ended July 31, 2008 was $7.5 million compared with $5.0 million a year ago.

Prescription Drug Plan Gross Profit

Prescription drug plan gross profit for the 26 weeks ended July 31, 2008 was $18.4 million, or 6.6 percent of prescription drug plan revenues, compared with $15.6 million, or 9.6 percent of prescription drug plan revenues, last year. As expected, the lower gross profit margin rate on increased revenues reflects the Company’s bids submitted for the 2008 plan year.

Operating and Administrative Expenses

Operating and administrative expenses for the 26 weeks ended July 31, 2008 were $617.0 million, or 22.5 percent of revenues, compared with $581.3 million, or 22.6 percent of revenues, last year. The decrease in the expense rate reflects increased leverage on higher pharmacy benefit services revenues, partially offset by increased new store activity and reduced leverage on retail drug store sales.

Operating Income

Consolidated operating income for the 26 weeks ended July 31, 2008 was $86.0 million, or 3.1 percent of revenues. Operating income for the 26 weeks ended July 26, 2007 was $72.3 million, or 2.8 percent of revenues, including a $9.6 million pre-tax charge related to the disposition of stores.

Retail drug store operating income was $66.6 million, or 2.8 percent of retail drug store sales, compared with $56.8 million, or 2.4 percent of sales last year, including the charge related to the disposition of stores. Pharmacy benefit services operating income was $19.4 million, or 6.1 percent of pharmacy benefit services revenues, compared with $15.4 million, or 8.1 percent of pharmacy benefit services revenues last year.

MANAGEMENT OUTLOOK

In light of the Company’s announced transaction with CVS Caremark Corporation, the Company will not be including management outlook during the pendency of such transaction.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, expected financial results for fiscal year 2009, capital expenditures, progress on strategic initiatives, opening, relocating and remodeling of stores, profits from prescription drug plans, performance of RxAmerica, and are indicated by such words as “will,” “expects,” “estimates,” “goals,” “plans” or similar words. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those contemplated by such statements. Risks and uncertainties relate to, among other things, CVS Caremark Corporation’s proposed acquisition of the Company, changing market conditions in the overall and regional economy and in the retail industry, the availability and cost of real estate, construction costs and delays, labor unrest, natural or manmade disasters, competition, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, and other factors described from time to time in the Company’s news releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 31, 2008. Please refer to such filings for a further discussion of these risks and uncertainties. Undue reliance should not be placed on forward-looking statements which speak only as of the date of this news release. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 521 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 26 weeks ended
	July 31, 2008	July 26, 2007	July 31, 2008	July 26, 2007
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,201,468	$1,195,591	$2,421,113	$2,380,602
Pharmacy benefit services revenues	131,269	78,958	318,605	190,957

Total revenues	1,332,737	1,274,549	2,739,718	2,571,559
Costs and expenses:
Cost of retail drug store sales	881,268	881,118	1,775,745	1,762,177
Prescription drug plan benefit costs	96,500	54,174	259,589	146,670
Operating and administrative expenses	307,388	295,030	617,049	581,300
Legal settlements and other disputes, net	500	(431)	500	(431)
Provision for store closures and asset impairments, net	599	371	816	9,586

Operating income	46,482	44,287	86,019	72,257
Interest expense	2,786	1,772	5,572	3,448
Interest income	(178)	(282)	(433)	(478)

Income from continuing operations before income taxes	43,874	42,797	80,880	69,287
Income taxes	16,377	17,059	30,300	27,523

Income from continuing operations	27,497	25,738	50,580	41,764
Income (loss) from discontinued operations, net of tax	—	869	456	(2,119)

Net income	$27,497	$26,607	$51,036	$39,645

Earnings per common share:
Basic:
Income from continuing operations	$0.78	$0.69	$1.42	$1.11
Income (loss) from discontinued operations	—	0.02	0.02	(0.05)

Net income	0.78	0.71	1.44	1.06

Diluted:
Income from continuing operations	$0.76	$0.67	$1.40	$1.09
Income (loss) from discontinued operations	—	0.02	0.01	(0.06)

Net income	0.76	0.69	1.41	1.03

Dividends per common share	$0.14	$0.14	$0.28	$0.28
Weighted average number of shares outstanding:
Basic	35,350	37,417	35,553	37,469
Diluted	36,062	38,326	36,252	38,412
Number of stores in continuing operations, beginning of period	516	487	510	486
Stores opened	4	2	6	3
Stores acquired	2	6	7	12
Stores closed	(1)	(3)	(2)	(9)

Number of stores in continuing operations, end of period	521	492	521	492

Number of stores in discontinued operations, beginning of period	—	13	—	23
Stores opened	—	—	—	—
Stores acquired	—	—	—	—
Stores closed	—	(13)	—	(23)

Number of stores in discontinued operations, end of period	—	—	—	—

Store relocations	—	—	—	1

Condensed Consolidated Balance Sheets (unaudited)

	July 31, 2008	January 31, 2008	July 26, 2007
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$26,867	$27,019	$24,463
Accounts receivable, net	433,828	334,972	301,157
Merchandise inventories, net	465,981	510,482	494,473
Deferred income taxes	62,611	64,500	59,985
Prepaid expenses and other current assets	23,823	22,043	23,280
Assets held for sale	4,173	4,173	4,177

Total current assets	1,017,283	963,189	907,535

Property:
Land	119,312	116,564	113,279
Buildings and leasehold improvements	755,504	725,930	692,893
Equipment and fixtures	645,383	628,556	612,429

Total	1,520,199	1,471,050	1,418,601
Less accumulated depreciation	752,940	715,682	704,086

Property, net	767,259	755,368	714,515

Goodwill	84,394	84,394	84,450
Intangible assets, net	32,350	32,240	25,775
Other non-current assets	11,419	11,525	5,340

Total	$1,912,705	$1,846,716	$1,737,615

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$261,973	$273,953	$270,740
Pharmacy benefits payable	254,273	176,829	123,475
Accrued employee compensation and benefits	104,350	120,458	120,118
Taxes payable	31,604	58,998	54,383
Other accrued expenses	64,426	63,110	66,769
Current maturities of debt	36,727	36,727	6,727

Total current liabilities	753,353	730,075	642,212

Long-term debt	205,636	183,364	123,364
Deferred income taxes and other long-term liabilities	100,228	105,352	120,229

Total liabilities	1,059,217	1,018,791	885,805

Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 35,908,000, 36,204,000 and 37,760,000 shares outstanding	17,954	18,102	18,880
Additional capital	303,982	288,385	283,448
Retained earnings	531,552	521,438	549,482

Total stockholders’ equity	853,488	827,925	851,810

Total	$1,912,705	$1,846,716	$1,737,615

Condensed Statements of Consolidated Cash Flows (unaudited)

	For the 26 weeks ended
	July 31, 2008	July 26, 2007
	Thousands
Operating Activities:
Net income	$51,036	$39,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,436	46,543
Provision for store closures and asset impairments, net	(21)	5,772
Deferred income taxes and other	(2,543)	(3,968)
Stock awards and options, net	8,793	14,162
Excess tax benefits related to stock awards and options	(1,030)	(6,570)
Common stock contribution to benefit plan	13,784	10,224
Changes in assets and liabilities:
Accounts receivable	(68,484)	(12,492)
Merchandise inventories	45,777	(5,403)
Other assets	(1,674)	(2,082)
Current liabilities and other	23,298	(8,044)

Net cash provided by operating activities	120,372	77,787

Investing Activities:
Capital expenditures	(61,332)	(67,059)
Acquisitions	(4,931)	(12,021)
Proceeds from dispositions of property and intangible assets	941	19,848

Net cash used in investing activities	(65,322)	(59,232)

Financing Activities:
Proceeds from revolving line of credit borrowings, net	25,000	8,000
Repayments of private placement notes	(2,728)	(2,727)
Repurchase of common stock	(39,260)	(29,994)
Proceeds from exercise of stock options	3,580	13,356
Dividend payments	(10,127)	(10,614)
Medicare Part D subsidy receipts (disbursements), net	(30,372)	(5,937)
Excess tax benefits related to stock awards and options	1,030	6,570
Other	(2,325)	(342)

Net cash used in financing activities	(55,202)	(21,688)

Decrease in cash and cash equivalents	(152)	(3,133)
Cash and cash equivalents at beginning of period	27,019	27,596

Cash and cash equivalents at end of period	$26,867	$24,463

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$5,348	$3,476
Cash paid for income taxes	44,663	16,402

Condensed Statements of Consolidated Stockholders’ Equity

Thousands except per share amounts

	Common Stock		Additional Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance at January 25, 2007	37,406	18,703	250,113	546,741	815,557
Cumulative effect of accounting change (Note 2)				(526)	(526)
Net income				96,201	96,201
Dividends ($.56 per share)				(21,183)	(21,183)
Stock contributions to employee retirement plan	278	139	13,296		13,435
Stock awards, net of forfeitures	144	72	(5,556)		(5,484)
Stock-based compensation expense			19,926		19,926
Stock options exercised	850	425	19,268		19,693
Tax benefit related to stock awards and stock options, net			10,094		10,094
Repurchase of common stock	(2,474)	(1,237)	(18,756)	(99,795)	(119,788)

Balance at January 31, 2008	36,204	$18,102	$288,385	$521,438	$827,925

Net income				51,036	51,036
Dividends ($.28 per share)				(10,127)	(10,127)
Stock contributions to employee retirement plan	305	153	13,631		13,784
Stock awards, net of forfeitures	263	131	(2,374)		(2,243)
Stock-based compensation expense			7,137		7,137
Stock options exercised	137	68	3,512		3,580
Tax benefit related to stock awards and stock options, net			1,656		1,656
Repurchase of common stock	(1,000)	(500)	(7,965)	(30,795)	(39,260)

Balance at July 31, 2008	35,909	$17,954	$303,982	$531,552	$853,488